EXHIBIT 99.1

Consolidated Communications Reports Fourth Quarter 2019 Results

Company achieved another consistent quarter of stable revenue and Adjusted EBITDA; Retired over $27 million in senior unsecured notes, demonstrating clear progress on its capital allocation plan

Fourth Quarter Highlights

  Revenue totaled $331 million, generating Adjusted EBITDA of $130.9 million
  Data and transport revenue was up 2 percent
  Broadband revenue grew 1.4 percent
  Net cash from operating activities was $90.5 million
  Cost management efforts resulted in reduced operating expense, excluding depreciation and amortization, of $24.6 million or 10.4 percent
  Retired over $27 million of senior unsecured notes at par value; executing on capital allocation plan

Full-Year 2019 Highlights

  Revenue totaled $1.34 billion, generating Adjusted EBITDA of $523.5 million
  Data and transport revenue and broadband revenue both grew 2 percent
  Net cash from operating activities was $339.1 million
  Fiber lit buildings increased 18 percent and 600 fiber-route miles were built
  Capital allocation plan resulted in $55 million of senior unsecured notes at par value being retired in the last half of the year

MATTOON, Ill. , Feb. 20, 2020 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company” or “Consolidated”) reported results for the fourth quarter 2019 and will hold a conference call and simultaneous webcast to discuss its results and developments today at 10 a.m. E.T.

“We produced another quarter of consistent and stable Adjusted EBITDA and revenue,” said Bob Udell, president and chief executive officer of Consolidated Communications. “Consumer broadband revenue grew 1.4 percent and our commercial and carrier data-transport revenue grew 2 percent in the quarter. We achieved a 10.4 percent reduction in operating expenses as a result of disciplined cost management and process improvements within our operations.”

“Our number one priority in 2019 was executing on our capital allocation plan and reducing our debt, and I am very pleased with our progress in this area,” added Udell. “We retired $27 million in senior unsecured notes in the recent quarter and $55 million in the last half of the year. We are intensely focused on deleveraging and we will allocate substantially all free cash flow in 2020 to pay down debt and strengthen the balance sheet.”

Financial Results for the Fourth Quarter

  Revenues totaled $331.0 million, a decline of $13.7 million compared to fourth quarter 2018.

    Data and transport service revenue increased 2 percent or $1.8 million.
    Broadband revenue increased 1.4 percent or $876,000.
    Commercial and carrier other revenue was down $3.9 million primarily due to timing on equipment sales.
    Voice services revenue across all customer channels declined 6.3 percent or $6.1 million.
    Network access revenues declined 11.6 percent or $4.3 million.

  Income from operations increased to $26.7 million compared to $3.6 million in the fourth quarter of 2018. The change was primarily due to operating expense reductions of $24.6 million were largely attributed to ongoing cost savings initiatives along with continued network cost optimization. Depreciation and amortization expense declined $12.3 million primarily due to certain acquired assets, which became fully depreciated.

  Net interest expense was $33.4 million, down $2.1 million from the same period last year. After giving effect to interest rate swap agreements, as of Dec. 31, our weighted average cost of debt was approximately 5.6 percent.

  Cash distributions from the Company’s wireless partnerships totaled $7.0 million, compared to $10.3 million for the prior year period, down due to accelerated partnership capital expenditures in the quarter.

  Other income was a net loss of $286,000 compared to income of $11.1 million in the fourth quarter of 2018. The change was due to lower income from the Company’s minority interest in wireless partnerships and a non-cash, pension settlement charge of $6.7 million in the fourth quarter as a result of the transfer of certain pension benefit obligations to an annuity provider during the quarter.

  On a GAAP basis, net loss was $5.8 million, compared to a net loss of $14.0 million for the same period last year. GAAP net loss per share was $(0.08). Adjusted diluted net income (loss) per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net income per share was $0.01 in the fourth quarter of 2019, compared to a net loss per share of $(0.09) in the fourth quarter of 2018.

  Adjusted EBITDA was $130.9 million compared to $132.4 million in the fourth quarter last year.

  The total net debt to last 12-month Adjusted EBITDA ratio was 4.33x, an improvement over the prior quarter primarily due to the retirement of over $27 million senior unsecured notes at par value.

  Capital expenditures totaled $47.9 million in the fourth quarter driven by success-based, fiber and wireless tower projects and broadband network investments.

Full Year 2019 Results

  For the full year 2019, operating revenue totaled $1.34 billion, down 4.5 percent from fiscal year 2018. The decline was primarily due to the continued transition of legacy voice services and access revenues as well as the final step down in CAF II funding support.

  Net cash from operating activities was $339.1 million.

  Adjusted EBITDA was $523.5 million, in line with the Company’s 2019 guidance range. Adjusted diluted net income per share was $0.02.

  $55 million of senior unsecured notes at par value were retired in 2019, per the capital allocation plan.

  Capital expenditures totaled $232.2 million in 2019, slightly higher than projected to support success-based, fiber projects and broadband network investments.

2020 Outlook

“We are excited about the strong momentum we have going into 2020, our financial priorities are well aligned to achieve our capital allocation plan and fiscal guidance including consistent Adjusted EBITDA,” commented Udell. “While our sector is undergoing continued transformation, Consolidated remains a top 10 fiber provider in the U.S., focused on growing our fiber network and delivering on our promise of competitive, broadband solutions to rural America.”

Consolidated Communications is providing the following financial guidance for 2020.

	2019 Results	2020 Range
Adjusted EBITDA	$523.5 million	$520 million to $525 million
Cash interest expense	$133.2 million	$125 million to $130 million
Cash income taxes(1)	$2.4 million	$1 million to $3 million
Capex	$232.2 million	$195 million to $205 million
Free cash flow(2)	$121.6 million	$145 million to $155 million
  Cash income taxes primarily include local and state income taxes as federal income taxes will be shielded by existing net operating losses and the benefit of The Tax Cuts and Job Act of 2017 tax reform legislation, which was enacted in Dec. 2017.
  2019 Free Cash Flow of $121.6 million excludes $55.4 million of dividend payments made prior to the change in capital allocation policy announced in April.

Conference Call Information

Consolidated’s fourth-quarter earnings conference call will be webcast today at 10 a.m. ET. The live webcast and replay will be available on the Investor Relations section of the Company’s website at http://ir.consolidated.com.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses, and wireless and wireline carriers across rural and metro communities and a 23-state service area. Leveraging an advanced fiber network spanning 37,500 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: high-speed Internet, data, phone, security, managed services, cloud services and wholesale, carrier solutions. From our first connection 125 years ago, Consolidated is dedicated to turning technology into solutions, connecting people and enriching how they work and live. Visit www.consolidated.com for more information.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “total net debt to last twelve month adjusted EBITDA ratio,” “free cash flow” and “adjusted diluted net income (loss) per share,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

We present adjusted EBITDA for several reasons.  Management believes adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt). In addition, we have presented adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA, referred to as Available Cash in our credit agreement, is also a component of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt. The definitions in these covenants and ratios are based on adjusted EBITDA after giving effect to specified charges. In addition, adjusted EBITDA provides our board of directors with meaningful information, with other data, assumptions and considerations, to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Because adjusted EBITDA is a component of the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes this ratio is useful as a means to evaluate our ability to incur additional indebtedness in the future.

Free cash flow represents net cash provided by operating activities adjusted for capital expenditures, cash dividends and proceeds received from the sale of assets.  Free cash flow is a measure of operating cash flows available for corporate purposes after providing sufficient fixed asset additions.  The tables that follow include a calculation of free cash flow for each of the periods presented with a reconciliation to net cash provided by operating activities.  Free cash flow provides useful information to investors in the evaluation of our operating performance and liquidity.

We present the non-GAAP measure “adjusted diluted net income (loss) per share” because our net income (loss) and net income (loss) per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas;  various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt  restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations; and risks associated with discontinuing paying dividends on our common stock. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q. Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements. You should not place undue reliance on forward-looking statements.

Company Contact

Jennifer Spaude, Consolidated Communications
Phone:  507-386-3765
jennifer.spaude@consolidated.com

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	December 31,	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$12,395	$9,599
Accounts receivable, net	120,016	133,136
Income tax receivable	2,669	11,072
Prepaid expenses and other current assets	41,787	44,336
Total current assets	176,867	198,143
Property, plant and equipment, net	1,835,878	1,927,126
Investments	112,717	110,853
Goodwill	1,035,274	1,035,274
Customer relationships, net	164,069	228,959
Other intangible assets	10,557	11,483
Other assets	54,915	23,423
Total assets	$3,390,277	$3,535,261

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,936	$32,502
Advance billings and customer deposits	45,710	47,724
Dividends payable	-	27,579
Accrued compensation	57,069	64,459
Accrued interest	7,874	9,232
Accrued expense	75,406	71,650
Current portion of long-term debt and finance lease obligations	27,301	30,468
Total current liabilities	244,296	283,614
Long-term debt and finance lease obligations	2,250,677	2,303,585
Deferred income taxes	173,027	188,129
Pension and other post-retirement obligations	302,296	314,134
Other long-term liabilities	72,730	30,145
Total liabilities	3,043,026	3,119,607

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 71,961,045 and 71,187,301, shares outstanding
as of December 31, 2019 and December 31, 2018, respectively	720	712
Additional paid-in capital	492,246	513,070
Accumulated deficit	(71,217)	(50,834)
Accumulated other comprehensive loss, net	(80,868)	(53,212)
Noncontrolling interest	6,370	5,918
Total shareholders' equity	347,251	415,654
Total liabilities and shareholders' equity	$3,390,277	$3,535,261

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net revenues	$331,035	$344,750	$1,336,542	$1,399,074
Operating expenses:
Cost of services and products	136,201	154,656	574,936	611,872
Selling, general and administrative expenses	76,473	82,433	299,088	333,605
Acquisition and other transaction costs	-	197	-	1,960
Depreciation and amortization	91,642	103,909	381,237	432,668
Income from operations	26,719	3,555	81,281	18,969
Other income (expense):
Interest expense, net of interest income	(33,390)	(35,499)	(136,660)	(134,578)
Gain on extinguishment of debt	3,140	-	4,510	-
Other income, net	(286)	11,069	27,224	40,911
Loss before income taxes	(3,817)	(20,875)	(23,645)	(74,698)
Income tax expense (benefit)	2,005	(6,877)	(3,714)	(24,127)
Net loss	(5,822)	(13,998)	(19,931)	(50,571)
Less: net income (loss) attributable to noncontrolling interest	166	(19)	452	263

Net loss attributable to common shareholders	$(5,988)	$(13,979)	$(20,383)	$(50,834)

Net loss per basic and diluted common shares
attributable to common shareholders	$(0.08)	$(0.20)	$(0.29)	$(0.73)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
OPERATING ACTIVITIES
Net loss	$(5,822)	$(13,998)	$(19,931)	$(50,571)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	91,642	103,909	381,237	432,668
Deferred income taxes	(5,888)	(23,203)	(5,249)	(26,008)
Cash distributions from wireless partnerships less than earnings	(340)	(160)	(1,901)	(194)
Pension and post-retirement contributions in excess of expense	(246)	(5,948)	(24,507)	(30,361)
Non-cash, stock-based compensation	1,596	1,365	6,836	5,119
Amortization of deferred financing	1,253	1,199	4,932	4,721
Gain on extinguishment of debt	(3,140)	-	(4,510)	-
Other adjustments, net	696	2,251	1,487	6,066
Changes in operating assets and liabilities, net	10,708	27,870	702	15,881
Net cash provided by operating activities	90,459	93,285	339,096	357,321
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(47,860)	(58,051)	(232,203)	(244,816)
Proceeds from sale of assets	375	485	14,718	2,125
Proceeds from business dispositions	-	-	-	20,999
Distributions from investments	-	-	329	233
Other	(213)	-	(663)	-
Net cash used in investing activities	(47,698)	(57,566)	(217,819)	(221,459)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	43,000	53,001	195,000	189,588
Payment of finance lease obligations	(2,776)	(3,165)	(12,519)	(12,755)
Payment on long-term debt	(52,587)	(51,588)	(195,350)	(207,938)
Repurchase of senior notes	(23,818)	-	(49,804)	-
Share repurchases for minimum tax withholding	(363)	(593)	(363)	(593)
Dividends on common stock	-	(27,601)	(55,445)	(110,222)
Net cash used in financing activities	(36,544)	(29,946)	(118,481)	(141,920)
Net change in cash and cash equivalents	6,217	5,773	2,796	(6,058)
Cash and cash equivalents at beginning of period	6,178	3,826	9,599	15,657
Cash and cash equivalents at end of period	$12,395	$9,599	$12,395	$9,599

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Commercial and carrier:
Data and transport services (includes VoIP)	$89,905	$88,152	$355,325	$349,413
Voice services	46,510	49,301	188,322	202,875
Other	12,500	16,389	52,894	56,395
	148,915	153,842	596,541	608,683
Consumer:
Broadband (VoIP and Data)	64,474	63,598	257,083	253,119
Video services	19,838	21,649	81,378	88,338
Voice services	44,238	47,597	180,839	202,032
	128,550	132,844	519,300	543,489

Subsidies	18,122	17,948	72,440	83,371
Network access	33,056	37,382	138,056	152,582
Other products and services	2,392	2,734	10,205	10,949
Total operating revenue	331,035	344,750	1,336,542	1,399,074
Less operating revenues from divestitures	-	-	-	(3,337)
	$331,035	$344,750	$1,336,542	$1,395,737

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018
Commercial and carrier:
Data and transport services (includes VoIP)	$89,905	$88,756	$88,538	$88,126	$88,152
Voice services	46,510	46,606	47,136	48,070	49,301
Other	12,500	11,828	13,390	15,176	16,389
	148,915	147,190	149,064	151,372	153,842
Consumer:
Broadband (VoIP and Data)	64,474	65,456	64,068	63,085	63,598
Video services	19,838	20,463	20,341	20,736	21,649
Voice services	44,238	45,487	45,235	45,879	47,597
	128,550	131,406	129,644	129,700	132,844

Subsidies	18,122	18,025	18,134	18,159	17,948
Network access	33,056	34,211	34,198	36,591	37,382
Other products and services	2,392	2,494	2,492	2,827	2,734
Total operating revenue	$331,035	$333,326	$333,532	$338,649	$344,750

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net loss	$(5,822)	$(13,998)	$(19,931)	$(50,571)
Add (subtract):
Income tax expense (benefit)	2,005	(6,877)	(3,714)	(24,127)
Interest expense, net	33,390	35,499	136,660	134,578
Depreciation and amortization	91,642	103,909	381,237	432,668
EBITDA	121,215	118,533	494,252	492,548

Adjustments to EBITDA (1):
Other, net (2)	3,914	11,552	17,754	34,599
Investment income (accrual basis)	(7,483)	(10,597)	(38,088)	(39,596)
Investment distributions (cash basis)	6,986	10,263	35,809	39,078
Pension/OPEB expense	7,797	1,249	11,487	5,546
Gain on extinguishment of debt	(3,140)	-	(4,510)	-
Non-cash compensation (3)	1,596	1,365	6,836	5,119
Adjusted EBITDA	$130,885	$132,365	$523,540	$537,294

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, cash distributions less equity earnings from our investments, dividend income, acquisition and non-recurring related costs, gain on the extinguishment of debt and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Schedule of Free Cash Flow Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$90,459	$93,285	$339,096	$357,321
Add (subtract):
Capital expenditures	(47,860)	(58,051)	(232,203)	(244,816)
Dividends paid	-	(27,601)	(55,445)	(110,222)
Proceeds from the sale of assets	375	485	14,718	23,124
Free cash flow	$42,974	$8,118	$66,166	$25,407

Consolidated Communications Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA Guidance
(Dollars in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2020
	Range
	Low	High
Net income	$40	$50
Add:
Income tax expense	28	33
Interest expense, net	135	130
Depreciation and amortization	314	309
EBITDA	517	522

Adjustments to EBITDA (1):
Other, net (2)	(3)	(3)
Pension/OPEB expense	(1)	(1)
Non-cash compensation (3)	7	7
Adjusted EBITDA	$520	$525

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, cash distributions less equity earnings from our investments, dividend income, acquisition and non-recurring related costs, gain on the extinguishment of debt and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Reconciliation of Net Cash Provided by Operating Activities
to Free Cash Flow Guidance
(Dollars in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2020
	Range
	Low	High
Net cash provided by operating activities	$350	$350
Less capital expenditures	(205)	(195)
Free cash flow	$145	$155

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that we are explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, we have used ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable about the outlook for the non-GAAP financial metrics, we fully expect that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

December 31,
Summary of Outstanding Debt:	2019
Term loans, net of discount $5,604	$1,779,109
Revolving loan	40,000
Senior unsecured notes due 2022, net of discount $1,998	443,002
Finance leases	24,019
Total debt as of December 31, 2019	$2,286,130
Less deferred debt issuance costs	(8,152)
Less cash on hand	(12,395)
Total net debt as of December 31, 2019	$2,265,583

Adjusted EBITDA for the twelve
months ended December 31, 2019	$523,540

Total Net Debt to last twelve months
Adjusted EBITDA	4.33x

Consolidated Communications Holdings, Inc.
Adjusted Net Income (Loss) and Net Income (Loss) Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net loss	$(5,822)	$(13,998)	$(19,931)	$(50,571)
Integration and severance related costs, net of tax	5,712	7,590	17,449	23,986
Storm costs (recoveries), net of tax	105	282	(171)	1,768
Gain on extinguishment of debt, net of tax	(2,289)	-	(3,288)	-
Local switching support settlement, net of tax	-	-	-	(2,978)
Non-cash interest expense for swaps, net of tax	(112)	1,051	(28)	3,480
Tax related to acquisition	-	-	-	1,062
Divestiture related, tax (1)	-	-	-	767
Change in deferred tax rate	686	(2,763)	686	(2,763)
Change in deferred tax rate, federal tax reform	-	(772)	-	(5,169)
Other, tax	1,227	1,340	1,865	1,340
Non-cash stock compensation, net of tax	1,163	1,020	4,983	3,824
Adjusted net income (loss)	$670	$(6,250)	$1,565	$(25,254)

Weighted average number of shares outstanding	70,909	70,658	70,837	70,613
Adjusted diluted net income (loss) per share	$0.01	$(0.09)	$0.02	$(0.36)

Notes:

(1) Includes sale of Virginia properties on July 31, 2018.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	December 31,	September 30,	% Change	December 31,	% Change
	2019	2019	in Qtr	2018	YOY

Voice Connections	835,997	854,430	(2.2%)	902,414	(7.4%)

Data and Internet Connections	784,165	784,151	0.0%	778,970	0.7%

Video Connections	84,171	86,446	(2.6%)	93,065	(9.6%)

Business and Broadband as % of total revenue (1)	75.8%	75.6%	0.3%	76.2%	(0.5%)

Fiber route network miles (long-haul and metro)	37,511	37,359	0.4%	36,944	1.5%

On-net buildings	12,264	11,732	4.5%	10,424	17.7%

Consumer Customers	582,818	602,482	(3.3%)	628,649	(7.3%)

Consumer ARPU	$73.52	$72.70	1.1%	$70.44	4.4%

Notes:
(1) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.